UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 10, 2008

InforMedix Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50221	88-0462762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Georgetowne Park 5880 Hubbard Drive Rockville, MD 20852-4821
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (301) 984-1566

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2008, the Board of Directors (the “Board”) of InforMedix Holdings, Inc. (the “Company”) approved and adopted the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan supersedes, amends and restates in its entirety the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) that was approved by the Board in August 2007 and approved by the Company’s shareholders at the 2007 annual meeting of shareholders. The Company intends to submit the 2008 Plan for approval by the Company’s shareholders at the next meeting of shareholders of the Company; however, the effectiveness of the 2008 Plan is not subject to receipt of shareholder approval.

The purposes of the 2008 Plan are to enable the Company to attract and retain highly qualified personnel who will contribute to the success of the Company, and to provide incentives to participants in the 2008 Plan that are linked directly to increases in shareholder value. The 2008 Plan will be administered by the Board, or the compensation committee or other committee which the Board may appoint to administer the 2008 Plan.

The 2008 Plan allows the plan administrator to grant awards including options, stock appreciation rights, restricted stock grants, performance grants, stock bonuses and other equity-based awards. Officers, directors, employees, consultants and advisors of the Company and its parents, subsidiaries and affiliates are eligible to participate in the 2008 Plan, if selected by the plan administrator. A total of 51,400,000 shares of the Company’s common stock are reserved for issuance under the 2008 Plan (including the 31,400,000 shares of common stock that had been reserved for issuance under the 2007 Plan), provided that no individual participant may receive awards under the 2008 Plan in any calendar year covering more than 25,000,000 shares.

The foregoing description of the 2008 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2008 Plan, which will be filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2007.

Also on January 10, 2008, the Board approved three option grants under the 2008 Plan to Bruce A. Kehr, the Company’s Chief Executive Officer and Chairman of the Board of Directors, each with an exercise price equal to the fair market value of the Company’s common stock on that date, as follows:

1. Dr. Kehr received a grant of options to purchase up to 7,500,000 shares of common stock, of which 3,000,000 vest over time, subject to Dr. Kehr’s continued employment with the Company during the vesting period, pursuant to the following schedule: the option vested as to 250,000 shares on the date of grant, will vest as to an additional 83,333 shares on each of January 31, 2008 and the last day of each calendar month thereafter through August 31, 2010, and will vest as to 83,345 shares on September 30, 2010. The remaining 4,000,000 shares subject to the option will vest subject to the Company’s satisfaction of certain performance criteria to be determined by the Board.

2. Dr. Kehr received a grant of options to purchase up to 6,500,000 shares of common stock, of which 2,600,000 vest over time, subject to Dr. Kehr’s continued employment with the Company during the vesting period, pursuant to the following schedule: the option will vest as to 72,222 shares on each of January 31, 2008 and the last day of each calendar month thereafter through November 30, 2010, and will vest as to 72,230 shares on December 31, 2010. The remaining 3,900,000 shares subject to the option will vest subject to the Company’s satisfaction of certain performance criteria to be determined by the Board.

3. Dr. Kehr received a grant of options to purchase up to 7,000,000 shares of common stock, of which 1,400,000 vest over time, subject to Dr. Kehr’s continued employment with the Company during the vesting period, pursuant to the following schedule: the option will vest as to 38,889 shares on each of January 31, 2008 and the last day of each calendar month thereafter through November 30, 2010, and will vest as to 38,885 shares on December 31, 2010. An additional 3,500,000 shares subject to the option will vest based on the amount of capital (debt or equity) raised by the Company, as follows: the option vested as to 350,000 shares on the date of grant, and on the first date of each month during the period from February 1, 2008 through January 1, 2009, the option will vest as to the number of shares equal to the product of (A) 3,500,000 times (B) the fraction determined by dividing (i) the amount of capital raised by the Company since the first day of the preceding month by (ii) $5,000,000. The remaining 2,100,000 shares subject to the option will vest subject to the Company’s satisfaction of certain performance criteria to be determined by the Board.

The foregoing description of the options granted to Dr. Kehr does not purport to be complete and is qualified in its entirety by reference to the full text of the applicable Stock Option Agreements, which will be filed as exhibits to the Company’s Form 10-KSB for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2008

INFORMEDIX HOLDINGS, INC.

By:	/s/ Harry M. Stokes
Harry M. Stokes
Senior Vice President and Chief Financial Officer